Exhibit 10.2

LETTER AGREEMENT BETWEEN THE COMPANY AND P. CHRISTINE LANSING

April 9, 2010

This confirms your decision to resign from your position as Vice President and General Manager of our Consumer business effective April 30, 2010 and from employment with Peet’s Coffee & Tea (the “Company”) effective July 5, 2010 to pursue another professional opportunity.  From May 1, 2010 through July 5, 2010, you will remain a Company employee, performing limited transitional duties within your area of expertise as may be requested, but will no longer serve as a corporate officer.  It is agreed and understood that you may commence employment with a new employer after April 30, 2010 and, if so, you will remain available by telephone to discuss with the Company and people and/or business issues where the Company may require your involvement or assistance.  We are extremely grateful to you for your many contributions to the Company during your time with us and we wish you the very best in your new endeavors.  The remainder of this letter outlines the compensation related terms surrounding your decision to resign.

Salary: We will continue to pay your salary through July 5, 2010.

Benefits: We will continue to provide you with all of your current Company sponsored employee benefits through July 5, 2010.  After July 5, 2010, you will also be eligible to convert your medical insurance coverage under COBRA and will receive information from our plan administrator describing this conversion election.  The Company will either (i) pay your COBRA premiums for coverage through October 5, 2010, providing you submit a timely election and remain eligible under COBRA during such period, or (ii) at your election in writing to the Company on or before July 31, 2010, pay you lump sum cash payment of $3,000, less required withholdings on or before August 15, 2010 for you to utilize for the payment of other benefits such as life insurance.

Options:  All options will continue to vest up until July 5, 2010.  After that date, per the Company’s options plan agreement, you will have 90 days within which to exercise your vested options.

Outplacement:  You are eligible to receive outplacement services not to exceed $10,000, provided you utilize such services prior to December 31, 2010.  At your election in writing to the Company on or before July 31, 2010, in lieu of payment for outplacement services, the Company will pay you a lump sum cash payment of $10,000, less required withholdings, on or before August 15, 2010 for you to utilize for services such as estate planning or financial planning.

Release:  In exchange for the consideration provided to you under this agreement, including but not limited to continued employment and the payments pursuant to the Benefits and Outplacement sections above, to which you would not otherwise be entitled, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them arising at any time up to and including the date you sign this agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment whether statutory laws or claims arising under common law, whether known or unknown, and any and all claims for attorneys’ fees and costs (the “Released Claims”).  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits, nor are you waiving any rights to your vested Company-sponsored employee indemnification by the Company for your lawful activities as a Company officer and employee.  You agree not to file or initiate any lawsuit concerning the Released Claims.  You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

Section 1542 Waiver:  In granting the releases herein, which include claims that might be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

In consideration for your entering into this letter agreement, the Released Parties completely release you from any and all claims they may now have or have ever had against you for your lawful activities as a Company officer and employee.

This letter contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, and it specifically supersedes any provisions of the Key Employee Agreement and Employment Letter that may be inconsistent with the terms of this letter agreement; provided, however, that (a) Section 3 and its subparts (“Confidential Information, Rights and Duties”) of the Key Employee Agreement will remain in effect, while (b) Section 7 (“Restrictive Covenant”) and the last two sentences of Section 8 (“Noninterference”) will be of no further force or effect.  This agreement is governed by California law and may be amended only in a written document signed by you and the Company’s President & CEO.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.  In the event of your death after April 30, 2010, the unpaid monies due to you under this letter agreement will be paid to your estate.

Please note that you have 21 days to consider this letter agreement (but may sign it at any time with this 21-day period if you do desire) and that you are advised to consult an attorney to this agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under ADEA (the “ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled, and that your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this agreement.  In addition, you may revoke this agreement by delivering to the Company, to my attention, a revocation letter within 7 days of signing it.  This agreement shall not become effective or enforceable until the 7-day revocation period has expired.

If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

/s/ Pat O’Dea

Pat O’Dea

To accept the terms set for above, please sign below and return this letter to me on or before April 30, 2010.

ACCEPTED AND AGREED:

Date: April 9, 2010

/s/ Chris Lansing

Chris Lansing